EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2022 Earnings Results – Cost Mitigation Efforts and Transition Efficiencies Drive Solid Results

SCOTTSDALE, Ariz., May 05, 2022 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the first quarter ended March 31, 2022.

“We finished the first quarter ahead of our expectations driven by our ability to produce more sets than planned while also benefitting from the team’s acute focus on driving out costs,” said Bill Siwek, President and CEO of TPI Composites. “Although the broader macro environment for the wind industry remains challenging, our results for this quarter demonstrate TPI’s operational execution efficiencies and cost containment efforts.

“From an operational standpoint, we are at or ahead of our plan for 2022. Around the globe, we’ve worked closely with our customers to navigate the current challenges to meet their capacity needs and deliver on time. Transitions were a bright spot in the first quarter, especially in our China and India facilities. Strategic collaboration with ample planning has allowed for a much faster transition process.

“We had another solid quarter of growth in our service business. Our expansion in the European market is going as planned, including the opening of a new training center in Spain, the establishment of a new entity in the UK, and the signing of several significant new agreements.

“Our transportation business progressed again in the first quarter with some exciting development programs. We extended the program with the passenger EV platform for an additional quarter and added another geography on the significant program we announced in the fourth quarter of last year. We also added development agreements with multiple blue-chip OEMs in the Class 8 and “last mile delivery” segment.

“While we recognize the progress we’ve made operationally in our facilities so far in 2022, the wind industry continues to face supply chain, logistic, and cost headwinds. Our focus on executing what is in our control was on display in the first quarter as is evident by our performance. We remain keen to keep that same focus for the balance of 2022 and beyond and be ready to grow with our customers when demand begins to rebound,” concluded Mr. Siwek.

KPIs		1Q’22	1Q’21
	Sets[1]	602	814
	Estimated megawatts[2]	2,644	3,072
	Utilization[3]	65%	77%
	Dedicated manufacturing lines[4]	43	50
	Manufacturing lines installed[5]	43	52
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

First Quarter 2022 Financial Results

Net sales for the three months ended March 31, 2022, decreased by $19.8 million or 4.9% to $384.9 million as compared to $404.7 million in the same period in 2021. Net sales of wind blades decreased by $24.6 million or 6.5% to $354.6 million for the three months ended March 31, 2022, as compared to $379.2 million in the same period in 2021. The decrease was primarily driven by a 26% decrease in the number of wind blades produced due to a reduction in contracted manufacturing lines and transitions of existing lines along with currency fluctuations, which were partially offset by a higher average sales price due to the mix of wind blade models produced. Additionally, there was an increase in our field service, inspection and repair service sales during the three months ended March 31, 2022, as compared to the same period in 2021, due to an increase in demand for such services. The fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations had an unfavorable impact of 2.2% on consolidated net sales for the three months ended March 31, 2022, as compared to the 2021 period. Total cost of goods sold for the three months ended March 31, 2022, was $386.5 million and included $5.5 million of costs related to lines in startup and $10.1 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended March 31, 2021, of $397.4 million and included $4.6 million of costs related to lines in startup and $9.8 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales increased by approximately two percentage points during the three months ended March 31, 2022, as compared to the same period in 2021, driven primarily by an increase in direct material costs and foreign currency fluctuations. Included in the cost of sales for the three months ended March 31, 2022, is approximately $7.1 million in non-restructuring related operating costs that were associated with certain manufacturing facilities in Newton, Iowa; Dafeng, China; and Juarez, Mexico, where production has stopped. The fluctuating U.S. dollar against the Euro, Chinese Renminbi and Mexican Peso had an unfavorable impact of 2.8% on consolidated cost of goods sold for the three months ended March 31, 2022 as compared to the 2021 period.

Income taxes reflected a provision of $2.9 million for the three months ended March 31, 2022, as compared to a benefit of $7.1 million for the same period in 2021. The increase in the provision was primarily due to the changes in the earnings mix by jurisdiction and an increase in U.S. valuation allowance.

Net loss attributable to common stockholders for the three months ended March 31, 2022, was $29.9 million as compared to net loss of $1.8 million in the same period in 2021. The decrease in net income was primarily due to the reasons set forth above along with $14.1 million of preferred stock dividends and accretion. The diluted net loss per common share was $0.71 for the three months ended March 31, 2022, compared to diluted net loss per common share of $0.05 for the three months ended March 31, 2021.

Adjusted EBITDA for the three months ended March 31, 2022, decreased to $6.1 million as compared to $13.1 million during the same period in 2021. Adjusted EBITDA margin decreased to 1.6% as compared to 3.2% during the same period in 2021.

Capital expenditures were $5.5 million for the three months ended March 31, 2022, as compared to $18.8 million during the same period in 2021. Our capital expenditures primarily relate to machinery and equipment at our new facilities and expansion and improvements to our existing facilities.

We ended the quarter with $130.9 million of unrestricted cash and cash equivalents, and net cash was $79.2 million as compared to net cash of $167.5 million as of December 31, 2021. Net cash provided by operating activities decreased by $87.8 million for the three months ended March 31, 2022, as compared to the same period in 2021. This was in-line with our plan and was primarily as a result of an increase in our operating loss, an increase in accounts receivables due to delayed payments from a customer, an increase in contract assets, which was the result of increased procurement of customer specific materials in order to minimize the risk of potential production disruptions that may occur given the recent COVID-19 impacts in China and geopolitical uncertainties, including the ongoing Russia and Ukraine war, and a decrease in accounts payables. Net cash used by financing activities increased by $41.8 million for the three months ended March 31, 2022, as compared to the same period in 2021, primarily as a result of increased repayments of outstanding borrowings.

2022 Guidance

For the full year ending December 31, 2022, we reiterate our guidance:

Guidance	Full Year 2022
Dedicated Manufacturing Lines	43
Wind Blade Set Capacity	3,710
Utilization %	80% to 85%
Average Sales Price per Blade	$170,000 to $180,000
Capital Expenditures	$25 million to $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, May 5th at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-869-3847, or for international callers, 1-201-689-8261. A replay will be available two hours after the call and can be accessed by dialing 1-877-660-6853, or for international callers, 1-201-612-7415. The passcode for the live call and the replay is 13729393. The replay will be available until May 19, 2022. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share data)	2022	2021
Net sales	$384,870	$404,680
Cost of sales	370,954	383,056
Startup and transition costs	15,543	14,354
Total cost of goods sold	386,497	397,410
Gross profit (loss)	(1,627)	7,270
General and administrative expenses	7,860	8,922
Loss on sale of assets and asset impairments	959	1,297
Restructuring charges, net	2,393	258
Loss from operations	(12,839)	(3,207)
Other income (expense):
Interest expense, net	(769)	(2,704)
Foreign currency income (loss)	210	(3,727)
Miscellaneous income	542	739
Total other expense	(17)	(5,692)
Loss before income taxes	(12,856)	(8,899)
Income tax benefit (provision)	(2,944)	7,102
Net loss	(15,800)	(1,797)
Preferred stock dividends and accretion	(14,132)	-
Net loss attributable to common stockholders	$(29,932)	$(1,797)

Weighted-average common shares outstanding:
Basic	41,899	36,601
Diluted	41,899	36,601

Net loss per common share:
Basic	$(0.71)	$(0.05)
Diluted	$(0.71)	$(0.05)

Non-GAAP Measures (unaudited):
EBITDA	$(334)	$5,414
Adjusted EBITDA	$6,117	$13,095

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$130,893	$242,165
Restricted cash	9,869	10,053
Accounts receivable	187,993	157,804
Contract assets	206,064	188,323
Prepaid expenses	29,654	19,280
Other current assets	24,595	22,584
Inventories	17,649	11,533
Assets held for sale	8,529	8,529
Total current assets	615,246	660,271
Noncurrent assets:
Property, plant, and equipment, net	178,657	169,578
Operating lease right of use assets	160,532	137,192
Other noncurrent assets	41,753	40,660
Total assets	$996,188	$1,007,701

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$316,477	$336,697
Accrued warranty	38,943	42,020
Current maturities of long-term debt	46,137	66,438
Current operating lease liabilities	22,652	22,681
Contract liabilities	1,274	1,274
Total current liabilities	425,483	469,110
Noncurrent liabilities:
Long-term debt, net of current maturities	5,573	8,208
Noncurrent operating lease liabilities	148,189	146,479
Other noncurrent liabilities	10,805	10,978
Total liabilities	590,050	634,775
Total mezzanine equity	265,106	250,974
Total stockholders' equity	141,032	121,952
Total liabilities and stockholders' equity	$996,188	$1,007,701

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2022	2021

Net cash provided by (used in) operating activities	$(81,054)	$6,740
Net cash used in investing activities	(5,516)	(18,786)
Net cash provided by financing activities	(23,279)	18,471
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(1,607)	(49)
Cash, cash equivalents and restricted cash, beginning of period	252,218	130,196
Cash, cash equivalents and restricted cash, end of period	$140,762	$136,572

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
(in thousands)	2022	2021
Net loss attributable to common stockholders	$(29,932)	$(1,797)
Preferred stock dividends and accretion	14,132	-
Net loss	(15,800)	(1,797)
Adjustments:
Depreciation and amortization	11,753	11,609
Interest expense, net	769	2,704
Income tax provision (benefit)	2,944	(7,102)
EBITDA	(334)	5,414
Share-based compensation expense	3,309	2,399
Foreign currency loss (income)	(210)	3,727
Loss on sale of assets and asset impairments	959	1,297
Restructuring charges, net	2,393	258
Adjusted EBITDA	$6,117	$13,095

Net cash is reconciled as follows:	March 31,	December 31,
(in thousands)	2022	2021
Cash and cash equivalents	$130,893	$242,165
Less total debt	(51,710)	(74,646)
Net cash	$79,183	$167,519

Free cash flow is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$(81,054)	$6,740
Less capital expenditures	(5,516)	(18,786)
Free cash flow	$(86,570)	$(12,046)